UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 20, 2013

VII Peaks Co-Optivist Income BDC II, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-54615	45-2918121
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

100 Pine Street, Suite 500
San Francisco, California	94111
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (415) 983-0127

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On November 20, 2013, the Board of Directors of VII Peaks Co-Optivist Income BDC II, Inc. (the "Company") declared six semi-monthly distributions of $0.031084 per share each (an annualized yield of 7.35% for shareholders who invested at an offering price of $10.15 per share, and an annualized yield of 7.46% for shareholders with an investment price of $10.00 per share) to stockholders of record on November 27, 2013, payable December 16, 2013, stockholders of record on December 12, 2013, payable December 30, 2013, stockholders of record December 27, 2013, payable January 16, 2014, stockholders of record on January 14, 2014, payable January 31, 2014, stockholders of record on January 29, 2014, payable February 14, 2014 and stockholders of record on February 13, 2014, payable on February 28, 2014.

Item 8.01 Other Events

On November 20, 2013, the Board of Directors of VII Peaks Co-Optivist Income BDC II, Inc. (the “Company) resolved to secure the renewal of the Fidelity Bond, in compliance with Section 17 (g) of the 1940 Act and Rule17 g-1(a), for the 2014 coverage year. The Fidelity Bond will be a joint insured bond with the Company’s adviser, VII Peaks Capital, LLC, pursuant to a joint insured bond agreement.

On November 20, 2013, the Board of Directors of the Company approved the Identity Theft Protection Program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VII Peaks Co-Optivist Income BDC II, Inc.

November 21, 2013
	By:	/s/ Gurpreet S. Chandhoke
Gurpreet S. Chandhoke
Chairman of the Board of Directors, Chief Executive Officer and President